Form 10-K405, Exhibit 13
period 1997-12-31
SECTOR STRATEGY FUND VI LP
filed 1998-03-27
CIK 904364

                THE SECTOR STRATEGY FUND/SM/ VI L.P.
                (A DELAWARE LIMITED PARTNERSHIP)


                Financial Statements for the years ended
                December 31, 1997, 1996 and 1995
                and Independent Auditors' Report

To:  The Limited Partners of THE SECTOR STRATEGY FUND/SM/ VI L.P.

The SECTOR Strategy Fund/SM/ VI L.P. (the "Fund" or "Partnership") ended its fifth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $117.64, representing an increase of 8.08% from the December 31, 1996 NAV per Unit of $108.85. During 1997, trading profits were generated in the interest rate, currency, metals and stock index markets while losses were incurred in agriculture and energy trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 6 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nino, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,

                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE SECTOR STRATEGY FUND/SM/ VI L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
---------------------------------------------------------------------------

                                                                        Page
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                                        2

  Statements of Income                                                     3

  Statements of Changes in Partners' Capital                               4

  Notes to Financial Statements                                         5-13


INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
 The SECTOR Strategy Fund/SM/ VI L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund/SM/ VI L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996 and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund/SM/ VI L.P. as of December 31, 1997 and 1996 and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE SECTOR STRATEGY FUND/SM/ VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------



ASSETS                                                        1997               1996
                                                          -----------        -----------
Accrued interest (Note 2)                                 $    46,180        $    93,352
Equity in commodity futures trading accounts:
    Cash and option premiums                               10,274,262         22,269,250
    Net unrealized profit on open contracts                   112,024             60,210
Investments (Note 6)                                       16,692,504          8,288,948
Receivable from investments (Note 6)                          273,940          1,278,557
                                                          -----------        -----------

                TOTAL                                     $27,398,910        $31,990,317
                                                          ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                  $   441,150          $   928,164
    Brokerage commissions payable (Note 2)                    38,199               69,505
    Administrative fees payable (Note 2)                       1,080                1,782
    Profit Shares payable (Note 3)                                --               43,959
                                                         -----------          -----------

            Total liabilities                                480,429            1,043,410
                                                         -----------          -----------

PARTNERS' CAPITAL:
    General Partner (6,971 Units and 6,971 Units)            820,070              758,780
    Limited Partner (221,850 Units and 277,342 Units)     26,098,411           30,188,127
                                                         -----------          -----------

            Total partners' capital                       26,918,481           30,946,907
                                                         -----------          -----------

                TOTAL                                    $27,398,910          $31,990,317
                                                         ===========          ===========

NET ASSET VALUE PER UNIT
(Based on 228,821 and 284,313 Units outstanding)         $    117.64          $    108.85
                                                         ===========          ===========

See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

REVENUES:                                            1997                      1996                        1995
                                                 -----------                -----------                ------------
    Trading profits (loss):
        Realized                                  $  222,536                $ 4,174,847                 $ 9,810,089
        Change in unrealized                          51,814                 (2,454,976)                 (2,396,610)
                                                 -----------                -----------                ------------

            Total trading results                    274,350                  1,719,871                   7,413,479

    Interest income (Note 2)                         790,813                  1,661,887                   4,001,380
                                                 -----------                -----------                ------------
                Total revenues                     1,065,163                  3,381,758                  11,414,859
                                                 -----------                -----------                ------------

EXPENSES:
    Profit shares (Note 3)                             2,914                    434,053                   1,086,165
    Brokerage commissions (Note 2)                   519,637                  2,243,462                   5,771,415
    Administrative fees (Note 2)                      14,688                     57,524                          --
                                                 -----------                -----------                ------------

                Total expenses                       537,239                  2,735,039                   6,857,580
                                                 -----------                -----------                ------------

INCOME FROM INVESTMENTS (Note 6)                   1,679,221                    984,327                          --
                                                 -----------                -----------                ------------

NET INCOME                                        $2,207,145                $ 1,631,046                 $ 4,557,279
                                                 ===========                ===========                ============

NET INCOME PER UNIT:
    Weighted average number of units
       outstanding (Note 4)                          256,535                    362,917                     786,097
                                                 ===========                ===========                ============

    Net income per weighted average
       General Partner and Limited
       Partner Unit                                    $8.60                      $4.49                       $5.80
                                                 ===========                ===========                ============


See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                            Limited       General
                                Units      Partners       Partner         Total
                              --------   ------------    ----------   ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994            959,450   $ 92,015,350    $1,171,862   $ 93,187,212

Net income                          --      4,505,266        52,013      4,557,279

Organization and initial
   offering costs recovery          --          3,938            51          3,989

Redemptions                   (474,733)   (46,816,782)     (500,685)   (47,317,467)
                              --------   ------------    ----------   ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995            484,717     49,707,772       723,241     50,431,013

Net income                          --      1,595,507        35,539      1,631,046

Redemptions                   (200,404)   (21,115,152)           --    (21,115,152)
                              --------   ------------    ----------   ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996            284,313     30,188,127       758,780     30,946,907

Net income                          --      2,145,855        61,290      2,207,145

Redemptions                    (55,492)    (6,235,571)           --     (6,235,571)
                              --------   ------------    ----------   ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997            228,821   $ 26,098,411    $  820,070   $ 26,918,481
                              ========   ============    ==========   ============

See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 1996 AND 1995
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    The SECTOR Strategy Fund/SM/ VI L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on April 23, 1993 and commenced trading activities on September 10, 1993. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partnership interest in the Partnership equal to 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

   Organizational and Initial Offering Costs, Operating Expenses and Selling
   -------------------------------------------------------------------------
   Commissions
   -----------

   The General Partner advanced all organizational and initial offering costs relating to the Partnership. The Partnership reimbursed the General Partner for such costs over a two-year period in 24 monthly installments. For financial reporting purposes, the Partnership has deducted the estimated organizational and initial offering costs of $1,000,000 from Partners' capital at inception. For all other purposes, including determining the Net Asset Value per Unit for redemption purposes, the Partnership deducted organizational and offering cost reimbursement only as actually paid. Adjustments in the final organizational and initial offering costs were added back to the Partners' capital.

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

   Distributions
   -------------

   The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

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

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

   Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

    The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $1,302,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

    The Partnership paid brokerage commissions to MLF, at a flat monthly rate equal to .833 of 1% (a 10% annual rate) of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate) of the Partnership's month-end assets allocated to trading and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets allocated to trading. Assets allocated to trading are not reduced for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995 was approximately $56, $86 and $100, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

    The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including ) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchanges rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

    In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

    The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3. AGREEMENTS

   The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by the General Partner.

   In the case of Trading LLCs, as defined in Note 6, the Trading LLCs entered into the Advisory Agreements with the Advisors.

   Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or annually, are paid to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months to the extent of the applicable percentage of any such New Trading Profit attributable to such Units.

4. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the such year.

5. MERRILL LYNCH & CO., INC. GUARANTEE

   Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date, that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less than $100.

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

   The investments are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statement of Income as income or loss from investments.

    As of December 31, 1997 and 1996, the Partnership had investments in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC"), ML Chesapeake Diversified L.L.C. ("Chesapeake LLC"), and ML Sjo Prospect L.L.C ("SJO LLC") as follows:


                                 1997                 1996
                            ---------------      ---------------
       JWH LLC               $  6,115,739         $  3,567,853
       Chesapeake LLC           5,354,159            4,721,095
       SJO LLC                  5,222,606                -
                            ---------------      ---------------
       Total                 $ 16,692,504         $  8,288,948
                            ===============      ===============

    Total revenues and fees with respect to such investments are set forth as follows:


  For the year ended                 Total                 Brokerage         Administrative           Profit            Income from
  December 31, 1997                 Revenue               Commissions             Fees                Shares            Investments
JWH LLC                           $ 1,516,818             $   422,946          $    12,000          $   127,410         $   954,462
Chesapeake LLC                        976,710                 453,884               12,850              103,240             406,736
SJO LLC                               731,357                 365,509               10,374               37,451             318,023
                                  -----------             -----------          -----------         ------------         -----------
Total                              $3,224,885             $ 1,242,339          $    35,224          $   268,101         $ 1,679,221
                                  ===========             ===========          ===========         ============         ===========


  For the year ended                 Total                 Brokerage         Administrative           Profit             Income from
  December 31, 1996                 Revenue               Commissions             Fees                Shares             Investments
JWH LLC                           $ 1,205,291             $   119,551          $     3,065          $   154,480         $   928,195
Chesapeake LLC                        146,512                  84,100                2,156                4,124              56,132
                                  -----------             -----------          -----------          -----------         -----------
Total                              $1,351,803             $   203,651          $     5,221          $   158,604         $   984,327
                                  ===========             ===========          ===========          ===========         ===========

    Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the periods ended December 31, 1997 and 1996 for JWH LLC, Chesapeake LLC and SJO LLC are set forth as follows:


                                                            1997                                               1996
                                      ----------------------------------------------------        ------------------------------
                                          JWH              Chesapeake            SJO                  JWH            Chesapeake
                                          LLC                 LLC                LLC                  LLC                LLC
                                      -----------          -----------        -----------         -------------      -----------
 Assets                               $62,481,438          $17,195,182        $21,240,207           $80,825,364      $21,273,568
                                      ===========          ===========        ===========         =============      ===========

Liabilities                           $ 1,122,533          $   704,681        $ 2,058,617           $19,848,210      $   579,289
Members' Capital                       61,358,905           16,490,501         19,181,590            60,977,154       20,694,279
                                      -----------          -----------        -----------         -------------      -----------

Total                                 $62,481,438          $17,195,182        $21,240,207           $80,825,364      $21,273,568
                                      ===========          ===========        ===========         =============      ===========

Revenues                              $15,279,401          $ 3,480,490        $ 3,903,267           $19,365,949      $   608,594

Expenses                                6,714,041            2,055,125          2,144,078             4,426,261          382,949
                                      -----------          -----------        -----------         -------------      -----------

Net Income                            $ 8,565,360          $ 1,425,365        $ 1,759,189           $14,939,688      $   225,645
                                      ===========          ===========        ===========         =============      ===========


7. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                           Total Trading Results
                              -----------------------------------------------
                                 1997               1996              1995
                              -----------        -----------      -----------
Interest Rates                 $     (441)       $ 1,150,787      $ 5,877,387
Stock Indices                     (39,146)          (410,783)         279,104
Commodities                       (49,481)          (466,980)        (779,374)
Currencies                        288,251          1,103,173        4,409,558
Energy                             12,635          1,410,507        1,397,675
Metals                             62,532         (1,066,833)      (3,770,871)
                              -----------        -----------      -----------
                               $  274,350        $ 1,719,871      $ 7,413,479
                              ===========        ===========      ===========

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

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

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

   Fair Value
   ----------

   The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statement of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:


                                                      1997                                      1996
                                    -----------------------------------------  -------------------------------------------
                                       Commitment to        Commitment to          Commitment to        Commitment to
                                     Purchase (Futures,     Sell (Futures,       Purchase (Futures,     Sell (Futures,
                                     Options & Forwards)  Options & Forwards)    Options & Forwards   Options & Forwards)
                                    --------------------  -------------------  ---------------------  --------------------
Interest Rates                           $ 8,526,872            1,289,262            $19,868,322           $ 1,564,238
Stock Indices                              1,833,153               58,102                     --               250,367
Commodities                                   53,000              484,698                120,648               324,279
Currencies                                   723,600            5,212,058              1,050,027             3,065,985
Energy                                            --              895,458                 82,109                    --
Metals                                            --              117,150                639,127             1,085,360
                                         -----------          -----------            -----------          ------------

                                         $11,136,625          $ 8,056,728            $21,760,233           $ 6,290,229
                                         ===========          ===========            ===========          ============

   Substantially all of the Partnership's derivative financial instruments outstanding at December 31, 1997, expire within one year.

   The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                                       1997                                        1996
                                    -----------------------------------------  -------------------------------------------
                                       Commitment to        Commitment to          Commitment to        Commitment to
                                     Purchase (Futures,     Sell (Futures,       Purchase (Futures,     Sell (Futures,
                                     Options & Forwards)  Options & Forwards)    Options & Forwards   Options & Forwards)
                                    --------------------  -------------------  ---------------------  --------------------
Exchange-Traded                            $11,136,625           $ 8,056,728            $21,171,231            $5,598,019
Non-Exchange-Traded                                 --                    --                589,002               692,210
                                         -------------         --------------         ------------         --------------
                                           $11,136,625           $ 8,056,728            $21,760,233           $ 6,290,229
                                         =============         ==============         =============        ==============

    The average fair values, based on contract/notional values, of the Partnership's derivative financial instruments positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:


                                           1997                                                1996
                          -----------------------------------------        -------------------------------------------
                             Commitment to        Commitment to                Commitment to         Commitment to
                           Purchase (Futures,     Sell (Futures,             Purchase (Futures,      Sell (Futures,
                          Options & Forwards)   Options & forwards)          Options & Forwards)   Options & Forwards
                          -------------------  --------------------         --------------------  ---------------------
Interest Rates              $   16,385,163       $   9,028,153                $   99,859,109        $   61,662,340
Stock Indices                    1,038,952             657,344                     9,556,040             2,455,672
Commodities                        847,261             467,905                     8,046,443             1,227,924
Currencies                       1,708,711           3,329,939                    21,644,329            27,211,306
Energy                             485,906             483,373                     3,186,493               101,599
Metals                             817,854             704,123                    12,593,308             6,766,261
                         -----------------      -------------------         -----------------       -------------------
                            $   21,283,847       $  14,670,837                 $ 154,885,722        $   99,435,102
                         =================      ===================         =================       ===================


    A portion of the amounts indicated as off-balance sheet risk is due to offsetting commitments to purchase and to sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

    Credit Risk
    -----------

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

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

   The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:


                                                  1997                                     1996
                                      ------------------------------           --------------------------------
                                          Gross            Net                   Gross
                                       Unrealized       Unrealized             Unrealized       Net Unrealized
                                          Profit       Profit (Loss)             Profit          Profit (Loss)
                                      -----------      -------------           -----------      ---------------
Exchange-Traded                       $   135,522        $  112,280              $  80,876          $   64,542
Non-Exchange-Traded                            87             (256)                 34,397              (4,332)
                                      -----------      -------------           -----------      ---------------

                                      $   135,609        $  112,024              $ 115,273          $   60,210
                                      ===========      =============           ===========      ===============

   The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Partnership in its normal courses of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables are offset and reported as a net receivable or payable.




                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                     The SECTOR Strategy Fund/SM/ VI L.P.