Form 10-K405, Exhibit 13
period 1998-12-31
SECTOR STRATEGY FUND VI LP
filed 1999-03-26
CIK 904364

               THE SECTOR STRATEGY FUND(SM) VI L.P.
               (A Delaware Limited Partnership)



               Financial Statements for the years ended
               December 31, 1998, 1997 and 1996
               and Independent Auditors' Report



[LOGO]  Merrill Lynch

To:  The Limited Partners of The SECTOR Strategy Fund(SM) VI L.P.

The SECTOR Strategy Fund(SM) VI L.P. (the "Fund" or the "Partnership") ended its sixth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $122.84, representing an increase of 4.42% from the December 31, 1997 NAV per Unit of $117.64. During 1998, trading profits were generated in the interest rate, currency, energy and stock index markets while losses were incurred in metals and agricultural trading.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited, and trading was particularly profitable in positions in Eurodollars, German and Japanese bonds, and U.S. Treasury notes and bonds. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

In currency markets, results early in the year were mixed, but unprofitable. During the second quarter, strong gains were realized in positions in the Japanese yen, which weakened during June to an eight-year low versus the U.S. dollar. Significant gains from Japanese yen trading continued into the third quarter, and Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened. Japan's deepening recession and credit crunch continued through the fourth quarter, and the Fund achieved gains from long yen positions.

In energy markets, demand for crude oil in the Middle East was affected by low oil prices early in the year, and trading resulted in losses. Initially buoyed on concerns about a U.S.-led military strike against Iraq, crude oil fell to a nine-year low, as the globally warm winter, the return of Iraq as a producer and the Asian economic crisis added to OPEC's supply glut problems. Despite production cuts initiated by OPEC at the end of March, world oil supplies remained excessive and oil prices stood at relatively low levels throughout the first half of 1998. Short heating oil positions in the third quarter proved profitable for the Fund as the market for heating oil prices dropped to its lowest level in more than a decade. In early December, oil and natural gas prices dropped sharply, causing continued problems for many emerging market countries that depend on commodity exports for economic growth and government financing. These price pressures were mainly due to excessive supply availability and near-term weather indications that inventories would remain at more than adequate levels even in the event of a cold Northern Hemisphere winter. Also, the December U.S. air attack on Iraq failed to cause any damage to oil pumping and shipping operations, and oil prices fell over 10%.

Trading results in stock index markets were also mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

In agricultural commodity markets, 1998 began with strong gains as live cattle and hog prices trended downward throughout the first quarter. In the second quarter, although the U.S. soybean crop got off to a good start which contributed to higher yield expectations and a more burdensome supply outlook, soybean prices traded in a volatile pattern. Sugar futures maintained mostly a downtrend, as no major buyers emerged to support the market. Similarly, coffee prices trended downward, as good weather conditions in Central America and Mexico increased the prospects of more output from these countries. The third quarter resulted in losses as the U.S. soybean crop increased relative to the USDA's production estimate as a result of timely rains, which contributed to lower prices. These losses continued into the fourth quarter as the Fund was caught on the short side of the soybean complex, as the soybean supply surplus became more manageable following the November 10th USDA reports, causing prices to gain upward momentum.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.



                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE SECTOR STRATEGY FUND(SM) VI L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
-----------------------------------------------------------------------------
                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996:

  Statements of Financial Condition                                         2

  Statements of Income                                                      3

  Statements of Changes in Partners' Capital                                4

  Notes to Financial Statements                                          5-15

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The SECTOR Strategy Fund(SM) VI L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund(SM) VI L.P. (the "Partnership") as of December 31, 1998 and 1997 and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund(SM) VI L.P. as of December 31, 1998 and 1997 and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

THE SECTOR STRATEGY FUND(SM) VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
---------------------------------------------------------------------------------------------------------------

                                                                                1998                 1997
                                                                           ---------------     ---------------
ASSETS
Equity in commodity futures trading accounts:
  Cash and option premiums (Note 1)                                        $        -          $   10,274,262
  Net unrealized profit on open contracts (Note 1)                                  -                 112,024
Accrued interest (Note 2)                                                           -                  46,180
Investments (Note 6)                                                           19,571,183          16,692,504
Receivable from investments (Note 6)                                              438,365             273,940
                                                                           ---------------     ---------------
        TOTAL                                                              $   20,009,548      $   27,398,910
                                                                           ===============     ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
   Brokerage commissions payable (Note 2)                                  $        -          $       38,199
   Administrative fees payable (Note 2)                                             -                   1,080
   Redemptions payable                                                            438,365             441,150
                                                                           ---------------     ---------------
        Total liabilities                                                         438,365             480,429
                                                                           ---------------     ---------------

PARTNERS' CAPITAL
   General Partner (1,993 Units and 6,971 Units)                                  244,832             820,070
   Limited Partners (157,330 Units and 221,850 Units)                          19,326,351          26,098,411
                                                                           ---------------     ---------------

        Total partners' capital                                                19,571,183          26,918,481
                                                                           ---------------     ---------------

        TOTAL                                                              $   20,009,548      $   27,398,910
                                                                           ===============     ===============

NET ASSET VALUE PER UNIT
(Based on 159,323 and 228,821 Units outstanding)                           $       122.84      $       117.64
                                                                           ===============     ===============

See notes to financial statements.

THE SECTOR STRATEGY FUND(SM) VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------

                                                                                   1998              1997             1996
                                                                              -------------      -------------   -------------
REVENUES
  Trading (loss) profits:
     Realized (Note 1)                                                        $  (267,771)       $    222,536    $   4,174,847
     Change in unrealized (Note 1)                                               (112,024)             51,814       (2,454,976)
                                                                              -------------      -------------   -------------

          Total trading results                                                  (379,795)            274,350        1,719,871

   Interest income (Note 2)                                                       289,431             790,813        1,661,887
                                                                              -------------      -------------   -------------

               Total revenues                                                     (90,364)          1,065,163        3,381,758
                                                                              -------------      -------------   -------------

EXPENSES:
  Brokerage commissions (Note 2)                                                  166,505             519,637        2,243,462
  Profit Shares (Note 3)                                                           -                    2,914          434,053
  Administrative fees (Note 2)                                                      4,757              14,688           57,524
                                                                              -------------      -------------   -------------

               Total expenses                                                     171,262             537,239        2,735,039
                                                                              -------------      -------------   -------------

INCOME FROM INVESTMENTS (Note 6)                                                1,036,655           1,679,221          984,327
                                                                              -------------      -------------   -------------

NET INCOME                                                                    $   775,029        $  2,207,145    $   1,631,046
                                                                              =============      =============   =============

NET INCOME PER UNIT:
  Weighted average number of General Partner and
  Limited Partner Units outstanding (Note 4)                                      191,611             256,535          362,917
                                                                              =============      =============   =============

  Net income per weighted average
     General Partner and Limited
     Partner Unit                                                             $      4.04        $       8.60    $        4.49
                                                                              =============      =============   =============


See notes to financial statements.

THE SECTOR STRATEGY FUND(SM) VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------------------------------------------

                                                                  Limited            General
                                                  Units           Partners           Partner         Total
                                               -----------      -------------      -----------    -----------
PARTNERS' CAPITAL
  DECEMBER 31, 1995                              484,717          49,707,772          723,241      50,431,013

Net income                                          -              1,595,507           35,539       1,631,046

Redemptions                                     (200,404)        (21,115,152)           -         (21,115,152)
                                               -----------      -------------      -----------    -----------

PARTNERS' CAPITAL
  DECEMBER 31, 1996                              284,313          30,188,127          758,780      30,946,907

Net income                                          -              2,145,855           61,290       2,207,145

Redemptions                                      (55,492)         (6,235,571)            -         (6,235,571)
                                               -----------      -------------      -----------    -----------

PARTNERS' CAPITAL
 DECEMBER 31, 1997                               228,821          26,098,411          820,070      26,918,481

Net income                                          -                778,792           (3,763)        775,029

Redemptions                                      (69,498)         (7,550,852)        (571,475)     (8,122,327)
                                               -----------      -------------      -----------    -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998                              159,323          19,326,351          244,832      19,571,183
                                               ===========      =============      ===========    ===========


See notes to financial statements.

THE SECTOR STRATEGY FUND(SM) VI L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization
  ------------

  The SECTOR Strategy Fund(SM) VI L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on April 23, 1993 and commenced trading activities on September 10, 1993. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is the Partnership's commodity broker. A portion of the Partnership's assets is held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by the General Partner. The General Partner has agreed to maintain a general partnership interest in the Partnership of at least 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

  Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors" or the "Trading Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

  MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

  MLIP determines what percentage of the Partnership's total capital to invest in MM LLC from time to time, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure by investing 100% of the Partnership's assets in MM LLC against the necessity of preventing Merrill Lynch from ever being required to make any payments to the Partnership under the Merrill Lynch guarantee (See Note 5).

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

  Revenue Recognition
  -------------------

  Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized (loss) profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. (As a result of the investment in MM LLC, there were no open contracts as of December 31, 1998.)

  Foreign Currency Transactions
  -----------------------------

  The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

  Operating Expenses
  -------------------

  The General Partner pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. The General Partner receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

  Income Taxes
  ------------

  No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

  Distributions
  -------------

  The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

  Redemptions
  -----------

  A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at the Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

  Dissolution of the Partnership
  ------------------------------

  The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

  Recently Issued Accounting Pronouncements
  -----------------------------------------

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2. RELATED PARTY TRANSACTIONS

  The majority of the Partnership's U.S. dollar assets are maintained at MLF.
  On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

  Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

  The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $1,302,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

  Prior to January 1, 1996, the Partnership paid brokerage commissions to MLF, at a flat monthly rate equal to .833 of 1% (a 10% annual rate) of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate), and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership).
  Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets allocated to trading. Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

  The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998, 1997 and 1996 was approximately $54, $56 and $86, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

  MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

  Many of the Partnership's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Partnership. The General Partner anticipates that some of the Partnership's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

  In its exchange of futures for physical ("EFP") trading, the Partnership acquires cash currency positions through banks and dealers, including Merrill Lynch. The Partnership pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. AGREEMENTS

  Pursuant to the Advisory Agreements among the Advisors, the Partnership and MLIP, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Partnership, subject to certain rights reserved by the General Partner. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership.

  In the case of the Trading LLCs, as defined in Note 6, the Trading LLCs entered into the Advisory Agreements with the Advisors.

  In the case of MM LLC, as defined in Note 1, MM LLC entered into the current Advisory Agreements with the Advisors.

  Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, were paid by the Partnership or the Trading LLCs and are currently paid by MM LLC to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any such New Trading Profit attributable to such Units.

4. WEIGHTED AVERAGE UNITS

  The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

5. MERRILL LYNCH & CO., INC. GUARANTEE

  Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date, that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less than $100. Effective January 1, 1999, the Partnership restarted its trading program for an additional Time Horizon of two years' duration and a new Principal Assurance Date of December 31, 2000, with a minimum assured Net Asset Value per Unit of $98.27.

6. INVESTMENTS

  Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private limited liability companies ("Trading LLCs") formed by the General Partner. The only members of the Trading LLCs were commodity pools sponsored by the General Partner. Each Trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefited from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

  The investments in Trading LLCs and MM LLC are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC and MM LLC. Fair value is equal to the market value of the net assets of the Trading LLCs and of MM LLC. The resulting difference between cost and fair value is reflected on the Statements of Income as income from investments.

  As of December 31, 1998, the Partnership had an investment in MM LLC and as of December 31, 1997, the Partnership had investments in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC"), ML Chesapeake Diversified L.L.C. ("Chesapeake LLC"), and ML Sjo Prospect L.L.C ("SJO LLC") as follows:


                              1998                     1997
                       ------------------       -------------------
JWH LLC                $      -                 $    6,115,739
Chesapeake LLC                -                      5,354,159
SJO LLC                       -                      5,222,606
MM LLC                     19,571,183                  -
                       ------------------       -------------------
Total                  $   19,571,183           $   16,692,504
                       ==================       ===================


  During the second quarter of 1998, the Partnership withdrew its investments in JWH LLC, Chesapeake LLC, and SJO LLC.

   Total revenues and fees with respect to such investments are set forth as follows:


                                                                                    (Loss) Income
 For the year ended        Total         Brokerage    Administrative    Profit          from
 December 31, 1998        Revenues      Commissions        Fees         Shares       Investments
--------------------   -------------   -------------  -------------  -------------  -------------
JWH LLC                $  (613,096)    $   191,892    $     5,483    $      --      $  (810,471)
Chesapeake LLC             636,803         195,824          5,595         87,023        348,361
SJO LLC                    392,486         186,551          5,330         22,479        178,126
MM LLC                   2,685,824         929,533         26,558        409,094      1,320,639
                       -------------   -------------  -------------  -------------  -------------
Total                  $ 3,102,017     $ 1,503,800    $    42,966    $   518,596    $ 1,036,655
                       =============   =============  =============  =============  =============


 For the year ended        Total         Brokerage    Administrative    Profit       Income from
 December 31, 1997        Revenues      Commissions        Fees         Shares       Investments
--------------------   -------------   -------------  -------------  -------------  -------------
JWH LLC                $ 1,516,818     $   422,946    $    12,000    $   127,410    $   954,462
Chesapeake LLC             976,710         453,884         12,850        103,240        406,736
SJO LLC                    731,357         365,509         10,374         37,451        318,023
                       -------------   -------------  -------------  -------------  -------------
Total                  $ 3,224,885     $ 1,242,339    $    35,224    $   268,101    $ 1,679,221
                       =============   =============  =============  =============  =============


 For the year ended        Total         Brokerage    Administrative    Profit       Income from
 December 31, 1996        Revenues      Commissions        Fees         Shares       Investments
--------------------   -------------   -------------  -------------  -------------  -------------
JWH LLC                $ 1,205,291     $   119,551    $     3,065    $   154,480    $   928,195
Chesapeake LLC             146,512          84,100          2,156          4,124         56,132
                       -------------   -------------  -------------  -------------  -------------
Total                  $ 1,351,803     $   203,651    $     5,221    $   158,604    $   984,327
                       =============   =============  =============  =============  =============


Condensed statements of financial condition and statements of income for MM LLC, JWH LLC, Chesapeake LLC, and SJO LLC are set forth as follows:

                               MM LLC              JWH LLC               Chesapeake LLC             SJO LLC

                         December 31, 1998     December 31, 1997        December 31, 1997       December 31, 1997
                        -------------------   -------------------      -------------------     -------------------
Assets                     $125,332,558          $ 65,048,564               $ 17,195,182            $ 21,240,207
                        ===================   ===================      ===================     ===================

Liabilities                $  4,949,082          $  3,689,658               $    704,681            $  2,058,617
Members' Capital            120,383,476            61,358,906                 16,490,501              19,181,590
                        -------------------   -------------------      -------------------     -------------------
Total                      $125,332,558          $ 65,048,564               $ 17,195,182            $ 21,240,207
                        ===================   ===================      ===================     ===================

                        For the period from                                                    For the period from
                          June 1, 1998 to      For the year ended      For the year ended       January 2, 1997 to
                         December 31, 1998     December 31, 1997        December 31, 1997       December 31, 1997
                        -------------------   -------------------      -------------------     -------------------
Revenues                   $ 19,255,343          $ 15,279,401               $  3,480,491            $  3,903,268

Expenses                      9,491,842             6,714,041                  2,055,126               2,144,078
                        -------------------   -------------------      -------------------     -------------------
Net Income                 $  9,763,501          $  8,565,360               $  1,425,365            $  1,759,190
                        ===================   ===================      ===================     ===================


                              JWH LLC            Chesapeake LLC

                        For the period from   For the period from
                         October 1, 1996 to   November 1, 1996 to
                         December 31, 1996     December 31, 1996
                        -------------------   -------------------
Revenues                   $ 19,365,949          $    608,594

Expenses                      4,426,261               382,949
                        -------------------   -------------------

Net Income                 $ 14,939,688          $    225,645
                        ===================   ===================


7. FAIR VALUE AND OFF-BALANCE SHEET RISK

  As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements or in this Note 7.

  The Partnership traded futures, options on futures, forwards and options on forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 (during 1998, 1997 and 1996, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:


                                       Total Trading Results
                        -----------------------------------------------
                             1998            1997            1996
                        --------------   -------------   --------------

Interest Rates          $   (39,575)     $     (441)     $  1,150,787
Stock Indices              (208,161)        (39,146)         (410,783)
Commodities                 (38,600)        (49,481)         (466,980)
Currencies                 (103,404)        288,251         1,103,173
Energy                       37,352          12,635         1,410,507
Metals                      (27,407)         62,532        (1,066,833)
                        --------------   -------------   --------------
                        $  (379,795)     $  274,350      $  1,719,871
                        ==============   =============   ==============



  Market Risk
  -----------

  Derivative financial instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized (loss) profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLCs and in MM LLC, the net unrealized profit as reflected in the respective Statements of Financial Condition of the Trading LLCs and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLCs and currently MM LLC, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

  The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership or MM LLC, adjusting the percentage of the Partnership's, the Trading LLC's or MM LLC's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts and Trading LLC accounts or currently MM LLC accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

  One important aspect of the General Partner's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, the General Partner can directly affect the market exposure of the Partnership. Leverage control is the principal means by which the General Partner hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than a specified minimum as of the Principal Assurance Date.

  Fair Value
  ----------

  The derivative instruments traded by the Partnership were marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related (loss) profit reflected in trading results in the Statements of Income.

  The contract/notional values of open contracts as of December 31, 1997, all of which were exchange-traded, were as follows (there were no open contracts as of December 31, 1998):


                                              1997
                       Commitment to                     Commitment to
                      Purchase (Futures,                 Sell (Futures,
                     Options & Forwards)              Options & Forwards)
                     -------------------              -------------------


Interest Rates           $ 8,526,872                       $ 1,289,262
Stock Indices              1,833,153                            58,102
Commodities                   53,000                           484,698
Currencies                   723,600                         5,212,058
Energy                          --                             895,458
Metals                          --                             117,150
                     -------------------              -------------------
                         $11,136,625                       $ 8,056,728
                     ===================              ===================



  All of the Partnership's derivative instruments outstanding as of December 31, 1997 expired within one year.

  The average fair values, based on contract/notional values, of the Partnership's derivative financial instruments positions which were open as of the end of each calendar month during the years ended December 31, 1998 and 1997 (during 1998 and 1997, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:

                                        1998                                                1997
                     -------------------------------------------          -----------------------------------------
                       Commitment to           Commitment to                Commitment to         Commitment to
                      Purchase (Futures,       Sell (Futures,             Purchase (Futures,      Sell (Futures,
                     Options & Forwards)     Options & Forwards)          Options & Forwards    Options & Forwards)
                     -------------------     -------------------          -------------------   -------------------
Interest Rates            $ 7,410,063           $ 6,542,413                   $16,385,163          $ 9,028,153
Stock Indices               1,387,861               723,028                     1,038,952              657,344
Commodities                   128,905               166,504                       847,261              467,905
Currencies                    912,600             2,081,261                     1,708,711            3,329,939
Energy                         54,743               199,890                       485,906              483,373
Metals                        186,264                  --                         817,854              704,123
                     -------------------     -------------------          -------------------   -------------------
                          $10,080,436           $ 9,713,096                   $21,283,847          $14,670,837
                     ===================     ===================          ===================   ===================


  A portion of the amounts indicated as off-balance sheet risk is due to offsetting commitments to purchase and to sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

  The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included in the Statements of Financial Condition.

  The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1997 (as of December 31, 1997, a portion of the Partnership trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows (there were no open derivative instrument positions as of December 31, 1998):


                                             1997
                           --------------------------------------
                           Gross Unrealized        Net Unrealized
                               Profit              Profit (Loss)
                           ----------------        --------------

Exchange-Traded              $ 135,522               $ 112,280
Non-Exchange-Traded                 87                    (256)
                           ----------------        --------------

                             $ 135,609               $ 112,024
                           ================        ==============


  The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

  The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.



               *    *   *   *   *   *   *   *   *   *   *   *   *


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                              /s/ Jo Ann Di Dario


                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                      The SECTOR Strategy Fund(SM) VI L.P.